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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): October 1, 2001

                        BEI MEDICAL SYSTEMS COMPANY, INC.
             (Exact name of registrant as specified in its charter)
                                    DELAWARE
                 (State or other jurisdiction of incorporation)
                                 71-0455756 (IRS
                          Employer Identification No.)
                                     0-17885
                            (Commission File Number)


                               100 HOLLISTER ROAD
                           TETERBORO, NEW JERSEY 07608
              (Address of principal executive offices and zip code)

       Registrants' telephone number, including area code: (201) 727-4900





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ITEM 5.       OTHER EVENTS.


         On September 4, 2001, BEI Medical Systems Company, Inc. (the "Company") completed a private placement of 1,952,273 shares of its common stock and short-term warrants to purchase 1,093,261 shares of its common stock at $3.688 per unit, resulting in gross cash proceeds to the Company of approximately $7.2 million. On September 28, 2001, the Company completed a second and final closing of a private placement of its common stock and related warrants (the "Second Closing"), the first closing occurring on September 4, 2001, (together with the Second Closing, the "Private Placement"). In this Second Closing, the Company issued 117,948 shares of its common stock and warrants to purchase 66,048 shares of its common stock, at $3.688 per unit, resulting in gross cash proceeds to the Company of approximately $435,000. The Delta Opportunity Funds were the investors in the Second Closing. The warrants issued in the Second Closing are exercisable for a total of 66,048 shares of common stock at an exercise price of $3.688 per share. Warrants to purchase 37,742 shares of common stock will terminate after one year and warrants to purchase 28,306 shares of common stock will terminate after two years. The Company has agreed to register for resale on Form S-3 under the Securities Act of 1933, as amended, the shares of common stock issued in the Private Placement and the shares of common stock issuable upon conversion of the warrants issued in the Private Placement. Following the Second Closing, the Company intends to expand its board of directors from six members to seven.



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                 SIGNATURES OF BEI MEDICAL SYSTEMS COMPANY, INC.


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: October 1, 2001             BEI MEDICAL SYSTEMS COMPANY, INC.


                                  By:   /s/ Thomas W. Fry
                                     -------------------------------------------
                                        Thomas W. Fry
                                        Vice President of Finance and
                                        Administration, Secretary and Treasurer